EXHIBIT 99

CHARMING SHOPPES TO PARTICIPATE IN THE SG COWEN & CO. 4TH ANNUAL CONSUMER CONFERENCE

Bensalem, PA, January 9, 2006 - Charming Shoppes, Inc., (NASDAQ:CHRS) a leading multi-channel specialty apparel retailer specializing in women's plus-size apparel, is scheduled to participate in the SG Cowen 4th Annual Consumer Conference on Tuesday, January 10, 2006, at 10:30 a.m., Eastern time.

Eric M. Specter, Chief Financial Officer and Executive Vice President, Steven R. Wishner, Sr. Vice President, Finance, Strategy and Business Development, and Gayle M. Coolick, Director of Investor Relations, will represent Charming Shoppes at the conference. The audio portion of the presentation will be available at
http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=CHRS&item_id=1188776.
The Company’s slide presentation will be available on the Company’s corporate website, at http://www.charmingshoppes.com/investors/manage/index.asp, at 10:30 a.m.

Charming Shoppes, Inc. operates 2,265 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, and CATHERINES PLUS SIZES®. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

The Company’s presentation will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to implement the Company’s business plan for entry into the outlet store distribution channel, failure to successfully integrate the operations of Crosstown Traders, Inc. with Charming Shoppes, Inc., the failure to implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, the failure to successfully implement the Company’s business plan for Crosstown Traders, Inc., changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955